Exhibit 99.1

Liquidity Services Appoints Edward Kolodzieski to its Board of Directors

Industry Veteran Brings Extensive Global Retail Supply Chain Experience to Company

WASHINGTON — November 23, 2015 — Liquidity Services, Inc. (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, announced today that Edward Kolodzieski has been appointed to the company’s board of directors effective November 17, 2015.  He will also serve on the company’s Compensation and Governance Committees.

“We are excited to welcome Ed to the Liquidity Services board of directors as he shares our vision of transforming how the global reverse supply chain operates,” said Bill Angrick, chairman and chief executive officer of Liquidity Services. “With a more than 30-year career that spans all aspects of the retail supply chain from operations to sourcing and merchandising, Ed’s experience and vast knowledge will be invaluable as the company continues to invest in and deliver the next generation of cloud-based marketplace, analytics and returns management solutions. His guidance will be critical as we continue to identify new opportunities for creating value and growth.”

Mr. Kolodzieski retired with Walmart Stores, Inc. (NYSE: WMT) as executive vice president of global sourcing, responsible for the global procurement of goods and services.  Additionally, he previously served as chief executive officer of Walmart Japan and chief operating officer of Walmart International where he was responsible for operations, merchandising, marketing and new format development for all countries outside the U.S.  Prior to joining Walmart, Mr. Kolodzieski was the president of Acme Markets of Virginia, a regional supermarket with operations in five states.

Mr. Kolodzieski holds a Bachelor of Science degree in business management from the University of South Florida and a master’s degree in business from the University of Tampa. In addition to Liquidity Services, he also serves as chairman of the board for Archway Marketing Services and is a director for Vi-Jon, Inc.  Previously, Mr. Kolodzieski served as chairman of the board for The Seiyu Ltd, a Japanese retail group that was traded on the Tokyo Stock Exchange and is today a wholly-owned subsidiary of Walmart Stores Inc.

“I am honored to join the Liquidity Services board of directors and take part in the strategy and innovation that continues to mark Liquidity Services as the leader in a growing segment of the supply chain,” said Mr. Kolodzieski. “This is a dynamic time in the company’s growth, and I am excited to work with such a talented team to continue shaping a future that is marked by its success in driving deeper client and buyer value across the reverse supply chain.”

About Liquidity Services, Inc.

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 8,000 clients worldwide. With nearly $6 billion in completed transactions, and approximately 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at LiquidityServices.com.

###

Contact:

Julie Davis

Senior Director, Investor Relations

202.558.6234

julie.davis@liquidityservices.com